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                                                                    EXHIBIT 12.3


                               CONFLICT AGREEMENT

         THIS CONFLICT AGREEMENT is entered into as of February 26, 1997 by Triad Systems Corporation, a Delaware corporation ("TRIAD"), Cooperative Computing, Inc., a Texas corporation ("CCI"), 3055 Triad Dr. Corp., a California corporation ("3055"), 3055 Management Corp., a California corporation ("MANAGEMENT") and Triad Park, LLC, a Delaware limited liability company ("PARK"), in the following factual context:

         (a) Triad and its wholly owned subsidiary, 3055, have been represented by McCutchen, Doyle, Brown & Enersen, LLP ("MCCUTCHEN") in a wide variety of matters for several years.

         (b) "CCI" and Hicks, Muse, Tate & Furst Incorporated, are represented by Weil, Gotshal & Manges, LLP ("WEIL").

         (c) On October 17, 1996, Triad, represented by McCutchen, entered into an Agreement and Plan of Merger (the "AGREEMENT) with CCI and its wholly owned subsidiary, CCI Acquisition Corporation, both represented by Weil.

         (d) The Agreement contemplates a tender offer followed by a merger whereby CCI would become the sole shareholder of Triad and the real estate assets of Triad, and 3055 would be contributed to Park and the interests in Park, in turn, would be distributed to Triad shareholders who were of record immediately prior to the consummation of the tender offer (the "TRANSACTION").

         (e) The documentation of the Transaction will involve numerous agreements between Triad, 3055 and Park and many of these agreements will be drafted by McCutchen.

         In this factual context, Triad, 3055 and Park agree that McCutchen may represent all three entities in the drafting of any documents related to the Transaction. These agreements will include but are not limited to the following: the First Amendment to Property Lease Agreement, Real Estate Distribution Agreement, the Operating Agreement for Triad Park LLC, with By-Laws and related rights plan, as well as assignment and conveyance documents and numerous other documents related to the details of the Transaction. Many of these agreements will be reviewed by Weil on behalf of CCI as the future sole shareholder of Triad. These agreements will affect the rights and obligations of Triad, 3055 and Park to each other and therefore these companies will have conflicting interests. Triad, 3055 and Park consent to their joint
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representation by McCutchen in these circumstances and waive any conflicts which may arise in the course of this representation.

         Further, following the completion of the Transaction, it is possible that both Triad and Park may call upon McCutchen for representation regarding certain matters, particularly those matters of an ongoing nature, related to either company's business. The parties agree that McCutchen may undertake representation of either Triad or Park or both in matters where there is no direct conflict between their interests.

         In addition, although disputes are not anticipated, should there be any disputes over Triad's and Park's respective parties rights under the Real Estate Distribution Agreement, the Lease or other agreements or matters where there are direct conflicts, the parties agree that neither McCutchen nor Weil shall represent the interests of either Triad or Park.


                            TRIAD SYSTEMS CORPORATION


                            By /s/ JAMES R. PORTER
                              ------------------------------------
                                 James R. Porter
                            Its  PRESIDENT
                               -----------------------------------

                             3055 TRIAD DRIVE CORP.


                            By  /s/ JAMES R. PORTER
                              ------------------------------------
                                 James R. Porter
                            Its  PRESIDENT
                               -----------------------------------


                            TRIAD PARK, LLC


                            By  /s/ JAMES R. PORTER
                              ------------------------------------
                                 James R. Porter
                            Its  VICE PRESIDENT OF THE MANAGER
                               -----------------------------------


                           COOPERATIVE COMPUTING, INC.


                            By  /s/ MATTHEW HALE
                              ------------------------------------
                                 Matthew Hale
                            Its  VICE PRESIDENT, FINANCE
                               -----------------------------------


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